SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Potbelly Corporation

(Name of Issuer)

Common Stock Par Value $0.01

(Title of Class of Securities)

73754Y100

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 19 Pages

Exhibit Index Contained on Page 18

CUSIP NO. 73754Y100	13 G	Page 2 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Maveron Equity Partners 2000, L.P. (“Maveron 2000”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
655,846 shares, except that Maveron General Partner 2000 LLC (“Maveron GP”), the general partner of Maveron 2000, may be deemed to have sole power to vote these shares, and Dan Levitan (“Levitan”), the managing member of Maveron GP, may be deemed to have sole power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
655,846 shares, except that Maveron GP, the general partner of Maveron 2000, may be deemed to have sole power to dispose of these shares, and Levitan, the managing member of Maveron GP, may be deemed to have sole power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	655,846
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	2.2%[1]
12	TYPE OF REPORTING PERSON*	PN

1 Based on 30,297,871 shares of Common Stock outstanding on October 30, 2015, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 4, 2015.

CUSIP NO. 73754Y100	13 G	Page 3 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Maveron Equity Partners 2000-B, L.P. (“Maveron 2000-B”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
20,378 shares, except that Maveron GP, the general partner of Maveron 2000-B, may be deemed to have sole power to vote these shares, and Levitan, the managing member of Maveron GP, may be deemed to have sole power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
20,378 shares, except that Maveron GP, the general partner of Maveron 2000-B, may be deemed to have sole power to dispose of these shares, and Levitan, the managing member of Maveron GP, may be deemed to have sole power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	20,378
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.1%[1]
12	TYPE OF REPORTING PERSON*	PN

1 Based on 30,297,871 shares of Common Stock outstanding on October 30, 2015, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 4, 2015.

CUSIP NO. 73754Y100	13 G	Page 4 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Maveron General Partner 2000 LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
676,224 shares, of which 655,846 shares are directly owned by Maveron 2000 and 20,378 are directly owned by Maveron 2000-B. Maveron GP, the general partner of Maveron 2000 and Maveron 2000-B, may be deemed to have sole power to vote these shares, and Levitan, the managing member of Maveron GP, may be deemed to have sole power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
676,224 shares, of which 655,846 shares are directly owned by Maveron 2000 and 20,378 are directly owned by Maveron 2000-B. Maveron GP, the general partner of Maveron 2000 and Maveron 2000-B, may be deemed to have sole power to dispose of these shares, and Levitan, the managing member of Maveron GP, may be deemed to have sole power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	676,224
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	2.2% [1]
12	TYPE OF REPORTING PERSON*	OO

1 Based on 30,297,871 shares of Common Stock outstanding on October 30, 2015, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 4, 2015.

CUSIP NO. 73754Y100	13 G	Page 5 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) MEP 2000 Associates LLC (“MEP 2000”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
91,500 shares, except that Maveron LLC, the manager of MEP 2000, may be deemed to have sole power to vote these shares, and Levitan, the managing member of Maveron LLC, may be deemed to have sole power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
91,500 shares, except that Maveron LLC, the manager of MEP 2000, may be deemed to have sole power to dispose of these shares, and Levitan, the managing member of Maveron LLC, may be deemed to have sole power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	91,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.3%[1]
12	TYPE OF REPORTING PERSON*	OO

1 Based on 30,297,871 shares of Common Stock outstanding on October 30, 2015, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 4, 2015.

CUSIP NO. 73754Y100	13 G	Page 6 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Maveron LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
94,984 shares, of which 91,500 shares are directly owned by MEP 2000. Maveron LLC, the manager of MEP 2000, may be deemed to have sole power to vote these shares, and Levitan, the managing member of Maveron LLC, may be deemed to have sole power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
94,984 shares, of which 91,500 shares are directly owned by MEP 2000. Maveron LLC, the manager of MEP 2000, may be deemed to have sole power to dispose of these shares, and Levitan, the managing member of Maveron LLC, may be deemed to have sole power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	94,984
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.3% [1]
12	TYPE OF REPORTING PERSON*	OO

1 Based on 30,297,871 shares of Common Stock outstanding on October 30, 2015, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 4, 2015.

CUSIP NO. 73754Y100	13 G	Page 7 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Maveron Equity Partners III, L.P. (“MEP III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
248,577 shares, except that Maveron General Partner III LLC (“Maveron GP III”), the general partner of MEP III, may be deemed to have sole power to vote these shares, and Dan Levitan (“Levitan”), Clayton Lewis (“Lewis”), Pete McCormick (“McCormick”) and Jason Stoffer (“Stoffer”), the managing members of Maveron GP III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
248,577 shares, except that Maveron GP III, the general partner of MEP III, may be deemed to have sole power to dispose of these shares, and Levitan, Lewis, McCormick and Stoffer, the managing members of Maveron GP III, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	248,577
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.8%[1]
12	TYPE OF REPORTING PERSON*	PN

1 Based on 30,297,871 shares of Common Stock outstanding on October 30, 2015, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 4, 2015

CUSIP NO. 73754Y100	13 G	Page 8 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Maveron III Entrepreneurs’ Fund, L.P. (“Maveron-Entrepreneurs’”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
10,547 shares, except that Maveron GP III, the general partner of Maveron-Entrepreneurs’, may be deemed to have sole power to vote these shares, and Levitan, Lewis, McCormick and Stoffer, the managing members of Maveron GP III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
10,547 shares, except that Maveron GP III, the general partner of Maveron-Entrepreneurs’, may be deemed to have sole power to dispose of these shares, and Levitan, Lewis, McCormick and Stoffer, the managing members of Maveron GP III, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	10,547
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.1%[1]
12	TYPE OF REPORTING PERSON*	PN

1 Based on 30,297,871 shares of Common Stock outstanding on October 30, 2015, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 4, 2015.

CUSIP NO. 73754Y100	13 G	Page 9 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) MEP Associates III, L.P. (“Maveron-Associates”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
34,083 shares, except that Maveron GP III, the general partner of Maveron-Associates, may be deemed to have sole power to vote these shares, and Levitan, Lewis, McCormick and Stoffer, the managing members of Maveron GP III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
34,083 shares, except that Maveron GP III, the general partner of Maveron-Associates, may be deemed to have sole power to dispose of these shares, and Levitan, Lewis, McCormick and Stoffer, the managing members of Maveron GP III, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	34,083
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.1% [1]
12	TYPE OF REPORTING PERSON*	PN

1 Based on 30,297,871 shares of Common Stock outstanding on October 30, 2015, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 4, 2015.

CUSIP NO. 73754Y100	13 G	Page 10 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Maveron General Partner III LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
293,207 shares, of which 248,577 shares are directly owned by MEP III, 10,547 shares are directly owned by Maveron-Entrepreneurs’, and 34,083 are directly owned by Maveron-Associates. Maveron GP III, the general partner of MEP III, Maveron-Entrepreneurs’ and Maveron-Associates, may be deemed to have sole power to vote these shares, and Levitan, Lewis, McCormick and Stoffer, the managing members of Maveron GP III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
293,207 shares, of which 248,577 shares are directly owned by MEP III, 10,547 shares are directly owned by Maveron-Entrepreneurs’, and 34,083 are directly owned by Maveron-Associates. Maveron GP III, the general partner of MEP III, Maveron-Entrepreneurs’ and Maveron-Associates, may be deemed to have sole power to dispose of these shares, and Levitan, Lewis, McCormick and Stoffer, the managing members of Maveron GP III, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	293,207
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.0% [1]
12	TYPE OF REPORTING PERSON*	OO

1 Based on 30,297,871 shares of Common Stock outstanding on October 30, 2015, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 4, 2015.

CUSIP NO. 73754Y100	13 G	Page 11 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Dan Levitan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
856,411 shares, of which 655,846 shares are directly owned by Maveron 2000, 20,378 are directly owned by Maveron 2000-B, 91,500 shares are directly owned by MEP 2000, 3,484 shares are directly owned by Maveron LLC and 85,203 are directly owned by Levitan. Levitan is the managing member of Maveron GP, which is the general partner of Maveron 2000 and Maveron 2000-B, and managing member of Maveron LLC, which is the manager of MEP 2000, and may be deemed to have sole power to vote these shares.
6	SHARED VOTING POWER
293,207 shares, of which 248,577 shares are directly owned by MEP III, 10,547 shares are directly owned by Maveron-Entrepreneurs’, and 34,083 are directly owned by Maveron-Associates. Levitan is a managing member of Maveron GP III, the general partner of MEP III, Maveron-Entrepreneurs’ and Maveron-Associates, and may be deemed to have shared power to vote these shares.
7	SOLE DISPOSITIVE POWER
856,411 shares, of which 655,846 shares are directly owned by Maveron 2000, 20,378 are directly owned by Maveron 2000-B, 91,500 shares are directly owned by MEP 2000, 3,484 shares are directly owned by Maveron LLC and 85,203 are directly owned by Levitan. Levitan is the managing member of Maveron GP, which is the general partner of Maveron 2000 and Maveron 2000-B, and managing member of Maveron LLC, which is the manager of MEP 2000, and may be deemed to have sole power to dispose of these shares.
8	SHARED DISPOSITIVE POWER
293,207 shares, of which 248,577 shares are directly owned by MEP III, 10,547 shares are directly owned by Maveron-Entrepreneurs’, and 34,083 are directly owned by Maveron-Associates. Levitan is a managing member of Maveron GP III, the general partner of MEP III, Maveron-Entrepreneurs’ and Maveron-Associates, and may be deemed to have shared power to dispose of these shares.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,149,618
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	3.8% [1]
12	TYPE OF REPORTING PERSON*	IN

1 Based on 30,297,871 shares of Common Stock outstanding on October 30, 2015, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 4, 2015.

CUSIP NO. 73754Y100	13 G	Page 12 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Clayton Lewis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,239 shares
6	SHARED VOTING POWER
		293,207 shares, of which 248,577 shares are directly owned by MEP III, 10,547 shares are directly owned by Maveron-Entrepreneurs’, and 34,083 are directly owned by Maveron-Associates. Lewis is a managing member of Maveron GP III, the general partner of MEP III, Maveron-Entrepreneurs’ and Maveron-Associates, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 1,239 shares
8	SHARED DISPOSITIVE POWER
		293,207 shares, of which 248,577 shares are directly owned by MEP III, 10,547 shares are directly owned by Maveron-Entrepreneurs’, and 34,083 are directly owned by Maveron-Associates. Lewis is a managing member of Maveron GP III, the general partner of MEP III, Maveron-Entrepreneurs’ and Maveron-Associates, and may be deemed to have shared power to dispose of these shares.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	294,446
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.0% [1]
12	TYPE OF REPORTING PERSON*	IN

1 Based on 30,297,871 shares of Common Stock outstanding on October 30, 2015, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 4, 2015.

CUSIP NO. 73754Y100	13 G	Page 13 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Pete McCormick
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,606 shares
6	SHARED VOTING POWER
		293,207 shares, of which 248,577 shares are directly owned by MEP III, 10,547 shares are directly owned by Maveron-Entrepreneurs’, and 34,083 are directly owned by Maveron-Associates. McCormick is a managing member of Maveron GP III, the general partner of MEP III, Maveron-Entrepreneurs’ and Maveron-Associates, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 1,606 shares
8	SHARED DISPOSITIVE POWER
		293,207 shares, of which 248,577 shares are directly owned by MEP III, 10,547 shares are directly owned by Maveron-Entrepreneurs’, and 34,083 are directly owned by Maveron-Associates. McCormick is a managing member of Maveron GP III, the general partner of MEP III, Maveron-Entrepreneurs’ and Maveron-Associates, and may be deemed to have shared power to dispose of these shares.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	294,813
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.0% [1]
12	TYPE OF REPORTING PERSON*	IN

1 Based on 30,297,871 shares of Common Stock outstanding on October 30, 2015, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 4, 2015.

CUSIP NO. 73754Y100	13 G	Page 14 of 20

1	NAME OF REPORTING PERSONS Jason Stoffer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 69 shares
6	SHARED VOTING POWER
		293,207 shares, of which 248,577 shares are directly owned by MEP III, 10,547 shares are directly owned by Maveron-Entrepreneurs’, and 34,083 are directly owned by Maveron-Associates. Stoffer is a managing member of Maveron GP III, the general partner of MEP III, Maveron-Entrepreneurs’ and Maveron-Associates, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 69 shares
8	SHARED DISPOSITIVE POWER
		293,207 shares, of which 248,577 shares are directly owned by MEP III, 10,547 shares are directly owned by Maveron-Entrepreneurs’, and 34,083 are directly owned by Maveron-Associates. Stoffer is a managing member of Maveron GP III, the general partner of MEP III, Maveron-Entrepreneurs’ and Maveron-Associates, and may be deemed to have shared power to dispose of these shares.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	293,276
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.0%[1]
12	TYPE OF REPORTING PERSON*	IN

1 Based on 30,297,871 shares of Common Stock outstanding on October 30, 2015, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 4, 2015.

CUSIP NO. 73754Y100	13 G	Page 15 of 20

This Amendment No. 2 amends the Statement on Schedule 13G previously filed by Maveron Equity Partners 2000, L.P., a Delaware limited partnership, Maveron Equity Partners 2000-B, L.P., a Delaware limited partnership, Maveron General Partner 2000 LLC, a Delaware limited liability company, MEP 2000 Associates LLC, a Delaware limited liability company, Maveron LLC, a Delaware limited liability company, Maveron Equity Partners III, L.P., a Delaware limited partnership, Maveron III Entrepreneurs’ Fund, L.P., a Delaware limited partnership, MEP Associates III, L.P., a Delaware limited partnership, Maveron General Partner III LLC, a Delaware limited liability company, Dan Levitan, Clayton Lewis, Pete McCormick and Jason Stoffer. The foregoing entities and individuals are collectively referred to as the “Reporting Persons.” Only those items as to which there has been a change are included in this Amendment No. 2.

ITEM 4.	OWNERSHIP

The following information with respect to the ownership of the Class A Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2015.

(a)	Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒ Yes.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

CUSIP NO. 73754Y100	13 G	Page 16 of 20

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2016

MAVERON EQUITY PARTNERS III, L.P.	/s/ Pete McCormick
By Maveron General Partner III LLC,	Signature
Its General Partner
Pete McCormick, Managing Member

MAVERON III ENTREPRENEURS’ FUND, L.P.	/s/ Pete McCormick
By Maveron General Partner III LLC,	Signature
Its General Partner
Pete McCormick, Managing Member

MEP ASSOCIATES III, L.P.	/s/ Pete McCormick
By Maveron General Partner III LLC,	Signature
Its General Partner
Pete McCormick, Managing Member

MAVERON GENERAL PARTNER III LLC	/s/ Pete McCormick
Signature

Pete McCormick, Managing Member

MAVERON EQUITY PARTNERS 2000, L.P.	/s/ Pete McCormick
By Maveron General Partner 2000 LLC,	Signature
Its General Partner
Pete McCormick, Attorney-In-Fact

MAVERON EQUITY PARTNERS 2000-B, L.P.	/s/ Pete McCormick
By Maveron General Partner 2000 LLC,	Signature
Its General Partner
Pete McCormick, Attorney-In-Fact

MAVERON GENERAL PARTNER 2000 LLC	/s/ Pete McCormick
Signature

Pete McCormick, Attorney-In-Fact

CUSIP NO. 73754Y100	13 G	Page 17 of 20

MEP 2000 ASSOCIATES LLC	/s/ Pete McCormick
By Maveron LLC,	Signature
Its Manager
Pete McCormick, Attorney-In-Fact

MAVERON LLC	/s/ Pete McCormick
Signature

Pete McCormick, Attorney-In-Fact

DAN LEVITAN	/s/ Pete McCormick
Signature

Pete McCormick, Attorney-In-Fact

CLAYTON LEWIS	/s/ Pete McCormick
Signature

Pete McCormick, Attorney-In-Fact

PETE MCCORMICK	/s/ Pete McCormick
Signature

JASON STOFFER	/s/ Pete McCormick
Signature

Pete McCormick, Attorney-In-Fact

CUSIP NO. 848637104	13 G	Page 18 of 20

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page

Exhibit A: Agreement of Joint Filing	16

Exhibit B: Power of Attorney	17

CUSIP NO. 848637104	13 G	Page 19 of 20

exhibit A

Agreement of Joint Filing

The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Potbelly Corporation shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.

CUSIP NO. 848637104	13 G	Page 20 of 20

EXHIBIT B

Power of Attorney

Pete McCormick has signed this Schedule 13G as Attorney-In-Fact. Note that copies of the applicable Power of Attorney are already on file with the appropriate agencies.